Exhibit 8.1

                   Smith, Anderson, Blount, Dorsett, Mitchell
                                & Jernigan, LLP
                        2500 First Union Capitol Center
                         Raleigh, North Carolina 27601


                                  June 25, 1998



GoodMark Foods, Inc.
6131 Falls of the Neuse Road
Raleigh, North Carolina  27609

         Agreement and Plan of Merger among ConAgra, Inc., CAG 40, Inc. and GoodMark Foods, Inc.

Gentlemen:

         We have acted as counsel to GoodMark Foods, Inc. ("GoodMark"), a North Carolina corporation, in connection with the proposed merger (the "Merger") of CAG 40, Inc. ("CAG"), a North Carolina corporation wholly owned by ConAgra, Inc. ("ConAgra"), a Delaware corporation, with and into GoodMark pursuant to the terms of the Agreement and Plan of Merger dated as of June 17, 1998 (the "Merger Agreement") by and among ConAgra, GoodMark, and CAG. This opinion is being rendered pursuant to Section 7.3(c) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

         In rendering the opinion set forth below, we have relied, with your permission, upon certain written factual representations of ConAgra and GoodMark dated as of the date of this letter. We have assumed that any representation or statement made in connection with such representations that is made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that when a person or entity making a representation has represented that such person or entity either is not a party to or does not have, or is not aware of, any plan or intention, understanding or agreement as to a particular matter, that there is in fact no such plan, intention, understanding or agreement. We have also assumed that all such written representations will be true as of the Effective Time.

         In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.



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         Based upon and subject to the foregoing, we are of the opinion that (i)
the Merger will constitute a tax-free reorganization under Section 368(a) of the code; (ii) ConAgra, CAG and GoodMark will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) the summary of "Certain U.S. Federal Income Tax Considerations" set forth in the Registration Statement filed by ConAgra with the Securities and Exchange Commission is accurate, subject to the assumptions, conditions and limitations set forth therein.

         Our opinion expressed in this letter is based on current law and upon facts and assumptions as of the date of this letter. Our opinion is subject to change in the event of a change in the applicable law, a change in the interpretation of the applicable law by the courts or by the Internal Revenue Service or a change in any of the facts or assumptions upon which the opinion is based. There is no assurance that legislative, regulatory, administrative or judicial developments may not be forthcoming which would significantly modify the statements or opinion expressed in this letter. Any such developments may or may not be retroactive. This opinion represents our best legal judgment but has no binding effect or official status of any kind. As a result, no assurance can be given that the opinion expressed in this letter will be sustained by a court if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby acknowledge and consent to ConAgra's filing of this opinion as an exhibit to the Registration Statement with the Securities and Exchange Commission.

                                           Very truly yours,

                                           SMITH, ANDERSON, BLOUNT, DORSETT,
                                           MITCHELL & JERNIGAN, L.L.P.


                                       By: /s/ Henry A. Mitchell, Jr.


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